EXHIBIT 23
Consent of Independent Registered Public Accounting Firm

Consent
We consent to the incorporation by reference in the following Registration Statements:

Form S-4, No. 333-11573; Form S-8, No. 333-41593; Form S-8, No. 333-50146; Form S-4, No. 333-76171; Form S-8, No. 333-76171; Form S-8, No. 333-53830; Form S-8, No. 333-82690; Form S-4, No. 333-124008; Form S-8, No. 333-124008; Form S-4, No. 333-132651; Form S-8, No. 333-169267; Form S-8, No. 333-172501; Form S-8, No. 333-172999; Form S-8, No. 333-200398; Form S-3, No. 333-203745; Form S-3, No. 333-213439; Form S-8, No. 333-217717; Form S-4, No. 333-218484; Form S-8, No. 333-223523; and Form S-4, No. 333-224012;

of our report dated February 23, 2018 (except for Note 1, Note 6, Note 7, Note 10, Note 12, and Note 14, as to which the date is May 1, 2018), with respect to the consolidated financial statements of Verizon included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Ernst & Young LLP
New York, New York

May 1, 2018